EXHIBIT 99.1 Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES RECORD FISCAL 2021 RESULTS

AND UPDATES ON CORPORATE ACTIONS

Record revenue of $1.6 billion, up 16%

Decision to remain a combined company

Reinstatement and increase of quarterly cash dividend

DALLAS, TX (May 19, 2021) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2021 and the fiscal fourth quarter ended March 31, 2021, and provided an update on certain corporate actions. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2021 Results

•	Record revenue of $1.6 billion, up 16%

•	Net Earnings of $339 million, up 379%

•	Net Earnings from Continuing Operations of $334 million, up 45%

•	Diluted earnings per share from continuing operations of $7.99, up 46%

•	Net earnings benefitted from a $52.0 million (pre-tax), or $0.98 per diluted share, gain on the sale of our northern California concrete and aggregates business

•	Adjusted EBITDA from Continuing Operations of $571 million, up 21%

•	Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

Fourth Quarter Fiscal 2021 Results

•	Record revenue of $343 million, up 12%

•	Net Earnings of $66 million, down 9%

•	Net Earnings from Continuing Operations of $66 million, down 5%

•	Diluted earnings per share from continuing operations of $1.56, down 7%

•	Prior-year fourth quarter net earnings benefitted by $31.7 million, $0.76 per diluted share, from the carryback of net operating losses to prior years, as allowed under the CARES Act

•	Adjusted EBITDA from Continuing Operations of $124 million, up 22%

•	Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

Commenting on the annual results, Michael Haack, President and CEO, said, “Across all measures, fiscal 2021 was extraordinary for Eagle as we met and overcame challenges that were inconceivable just a year earlier. The resilience of our business model, our financial discipline and our team’s operational and strategic execution allowed us to deliver record financial results, integrate the largest acquisition in the Company’s history and further streamline our business portfolio by divesting several non-core businesses, all while achieving industry leading safety performance. Our strong operating cash flow enabled us to reduce leverage to under 1.5 times net debt-to-EBITDA, providing us with significant liquidity and increased financial flexibility.”

Mr. Haack continued, “As we begin our new fiscal year, Eagle is well-positioned, both geographically and financially, with ample raw material reserves to capitalize on the underlying demand fundamentals that are expected to support steady and sustainable construction activity growth over the near and long-term. We remain confident in Eagle’s prospects for continued growth and sustainable value creation for all shareholders.”

Mr. Haack concluded, “I want to thank our dedicated employees for their exceptional efforts and focus during this unprecedented time. We have a long history of managing through challenging market conditions, and we have once again shown the benefits of our business model as we navigated through this unpredictable year.”

Decision to Remain a Combined Company

Eagle’s Board of Directors has decided not to pursue the proposed separation of Eagle Materials into two independent, publicly traded companies at this time. Much has transpired since the announcement of the proposed separation that has caused the Board to reevaluate the separation’s merits:

•

First, the size and financial strength of the combined Company, with its diversified asset base and geographical footprint and its robust balance sheet, have provided great comfort, stability and value to our shareholders, employees, customers and suppliers during an unprecedented and uncertain time.

•

Second, given the continued consolidation of the industries in which we participate and the Company’s rigorous examination of a number of strategic alternatives since the announcement of the proposed separation, it has become clear that a combined company with greater financial scale and flexibility will be better positioned to pursue key strategic growth options and enhance shareholder value.

•	Third, since the announcement of the proposed separation, the Company has streamlined its business portfolio including the divestiture of its Oil and Gas Proppants business and other non-core assets.

Mike Nicolais, Chairman of the Board, commented, “Eagle is exceedingly well-positioned and is performing as well as at any time in its history. Both major business segments continue to post industry leading results on just about every measure. As a shareholder, I could not be more pleased with the position of the combined Company. While the Board will continue to evaluate the merits of a separation on a periodic basis, it has concluded, in consultation with external advisors, that the combined Company is in the best position to create long-term shareholder value.”

Capital Allocation Priorities

Eagle remains dedicated to a disciplined capital allocation process to enhance shareholder value. Consistent with our track record, our allocation priorities remain unchanged: 1. Growth investments that meet our strict financial return standards and are consistent with our strategic focus; 2. Operating capital investments to maintain and strengthen our low-cost producer positions; 3. Return excess cash to shareholders, primarily through our share repurchase program.

In the past three years, we have invested nearly $700 million in acquisitions, $303 million in organic capital expenditures and $626 million in share repurchases and dividends. At March 31, 2021, nearly 7.3 million shares remain under the current repurchase authorization.

Reinstatement and Increase of Quarterly Cash Dividend

Eagle’s Board of Directors today declared a quarterly cash dividend of $0.25 per share, payable on July 16, 2021, to stockholders of record of its Common Stock at the close of business on June 18, 2021. The reinstated quarterly dividend represents a 150% increase from the quarterly dividend in place prior to the COVID-19 pandemic. Mike Nicolais commented, “The reinstatement of our quarterly dividend reflects Eagle’s strong operational and financial performance, our confidence in the resilience of the business, and our commitment to reward shareholders, while preserving the financial flexibility to continue to grow Eagle and create long-term shareholder value.”

Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2021 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was $1.1 billion, a 19% improvement. Heavy Materials annual operating earnings increased 27% to $253.0 million primarily because of improved Cement net sales prices and earnings from the recently acquired Kosmos Cement Business.

Fiscal 2021 Cement revenue, including Joint Venture and intersegment revenue, was up 26% to $944.6 million, and Cement operating earnings increased 29% to $234.0 million. The annual revenue and earnings improvements reflect higher sales volume and net sales prices as well as the significant contribution of the recently acquired Kosmos Cement Business, which added approximately $176 million of revenue and $34 million of operating earnings during the year.

The average annual net Cement sales price for the year increased 1% to $111.19 per ton. Organic (not including the recently acquired Kosmos Cement Business) average net Cement sales prices increased 3%. Cement sales volume for the year was a record 7.5 million tons, up 26%. Organic annual Cement sales volume increased 1%.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was up 17% to $171.0 million. Excluding the results of the recently acquired Kosmos Cement Business, revenue was down 1%. Operating earnings decreased 6% to $23.2 million. Eagle’s fourth quarter Cement earnings were affected by a severe winter storm during February 2021 which had a significant impact on Texas and the broader Southern United States. Our cement facilities in Texas, Missouri and Oklahoma were forced to curtail production during the storm and energy prices spiked during this time period. We estimate the storm’s impact on Cement operating earnings was approximately $6 million primarily due to higher costs during the quarter. We are still engaged in discussions with contractual counterparties regarding the responsibility for certain charges and obligations arising as a result of the storm, and therefore, it is not possible at the present time to make a final determination as to the storm’s impact on our financial results.

The average net Cement sales price for the quarter increased 2% to $112.77 per ton. Organic average net Cement sales prices increased 3%. Cement sales volume for the quarter was up 17% to a record 1.4 million tons. Organic quarterly Cement sales volume declined 2% to 1.1 million tons.

Fiscal 2021 revenue from Concrete and Aggregates decreased 7% to $168.7 million because of the divestiture of our northern California concrete and aggregates businesses during the first quarter of fiscal 2021. Concrete and Aggregates reported fiscal 2021 operating earnings of $19.1 million, up 9%, reflecting improved organic sales volume and pricing as well as operating efficiencies, including lower diesel fuel costs.

Fourth quarter Concrete and Aggregates revenue was $34.8 million, a decrease of 12%, because of the divestiture of our northern California concrete and aggregates businesses. Fourth quarter operating earnings were $3.3 million, a 30% increase, reflecting improved sales volume and pricing and improved operating efficiencies.

Light Materials: Gypsum Wallboard and Paperboard

Fiscal 2021 revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 5%, reflecting improved Wallboard sales volume and pricing. Gypsum Wallboard annual sales volume was a record 2.9 billion square feet (BSF), up 6%, while the average Gypsum Wallboard net sales price increased 1% to $149.62 per MSF. Given the improved demand outlook for single-family construction activity in the US and increasing demand for our products, we implemented wallboard price increases during the second half of our fiscal year. We also announced a wallboard price increase for early April 2021.

Fiscal 2021 operating earnings were $192.8 million, an increase of 2%, driven by improved sales volume and pricing, partially offset by increased operating cost, primarily due to higher recycled fiber costs and startup costs associated with our paper mill expansion.

Fourth quarter Gypsum Wallboard and Paperboard revenue increased 15% to $176.9 million, reflecting improved Wallboard sales volume and pricing. Gypsum Wallboard sales volume increased 3% to 706 million square feet (MMSF), while the average Gypsum Wallboard net sales price increased 10% to $161.07 per MSF.

Paperboard sales volume for the quarter increased 4% to a record 82,000 tons. The average Paperboard net sales price for the fourth quarter was $481.40 per ton, up 5%, consistent with the pricing provisions in our long-term sales agreements.

Fourth quarter operating earnings in the sector were $52.4 million, an increase of 15%, reflecting improved Wallboard sales volume and pricing partially offset by the impact of the winter storm in February 2021. Our Oklahoma paper mill was forced to curtail production during the week of the storm and also experienced higher energy costs during the shutdown. Additionally, our wallboard shipments were significantly affected by the harsh winter conditions. We estimate the storm affected fourth quarter Light Materials operating earnings by approximately $6 million. We are still engaged in discussions with contractual counterparties regarding the responsibility for certain charges and obligations arising as a result of the storm, and therefore, it is not possible at the present time to make a final determination as to the storm’s impact on our financial results. Although the operating earnings of our Light Materials sector were adversely affected by the storm, we were able to curtail some of our operations and release a portion of our natural gas commitments to third parties in a timely manner. The release of these commitments contributed to a significant increase in Other Non-Operating Income in the fourth quarter.

Sale of Oil and Gas Proppants Business

On September 18, 2020, the Company sold its Oil and Gas Proppants business to Smart Sand, Inc. The current-year and prior-year financial results of the Oil and Gas Proppants segment have been classified as Discontinued Operations on the Statement of Earnings. The assets and liabilities of the Oil and Gas Proppants segment have been reflected on separate lines for Discontinued Operations on the Balance Sheet.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated statement of earnings. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Gypsum Paperboard, and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Wednesday, May 19, 2021. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil, and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (such as fluctuations in spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in or changes in the nature of activity in the oil and gas industry; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; severe weather conditions (such as winter storms, tornados and hurricanes) on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of certain assets from Kosmos Cement Company, factors, risks and uncertainties that may cause actual future events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize expected synergies from or other benefits of the transaction, significant difficulties encountered in integration or unexpected ownership transition costs, unknown liabilities or other adverse developments affecting the assets acquired and the target business, including the effect on the acquired business of the same or similar factors discussed above to which our Heavy Materials business is subject. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on economic conditions, capital and financial markets. The COVID-19 pandemic and responses thereto may disrupt our business and are likely to have an adverse effect on demand for our products, attributable to, among other things, reductions in consumer spending, increases in unemployment and decreases in revenues and construction budgets of state or local governments. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1	Consolidated Statement of Earnings
Attachment 2	Revenue and Earnings by Lines of Business
Attachment 3	Sales Volume, Net Sales Prices and Intersegment and Cement Revenue
Attachment 4	Consolidated Balance Sheets
Attachment 5	Depreciation, Depletion and Amortization by Lines of Business
Attachment 6	Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
Revenue	$343,302	$305,195	$1,622,642	$1,404,033
Cost of Goods Sold	273,472	242,846	1,214,287	1,061,367

Gross Profit	69,830	62,349	408,355	342,666
Equity in Earnings of Unconsolidated JV	8,985	10,096	37,441	42,585
Corporate General and Administrative Expenses	(9,286)	(16,904)	(49,511)	(65,410)
Gain on Sale of Businesses	—	—	51,973	—
Impairment Losses	—	—	—	(25,131)
Other Non-Operating Income	18,376	(2,039)	20,274	(594)

Earnings from Continuing Operations before Interest and Income Taxes	87,905	53,502	468,532	294,116
Interest Expense, net	(8,463)	(9,895)	(44,420)	(38,421)

Earnings from Continuing Operations before Income Taxes	79,442	43,607	424,112	255,695
Income Tax Expense	(13,431)	25,713	(89,946)	(24,504)

Net Earnings from Continuing Operations	$66,011	$69,320	$334,166	$231,191
Earnings (Loss) from Discontinued Operations, net of tax	—	3,109	5,278	(160,297)

Net Earnings	$66,011	$72,429	$339,444	$70,894

BASIC EARNINGS (LOSS) PER SHARE
Continuing Operations	$1.58	$1.68	$8.04	$5.50
Discontinued Operations	$—	$0.08	$0.13	$(3.81)

Net Earnings	$1.58	$1.76	$8.17	$1.69

DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations	$1.56	$1.67	$7.99	$5.47
Discontinued Operations	$—	$0.07	$0.13	$(3.79)

Net Earnings	$1.56	$1.74	$8.12	$1.68

AVERAGE SHARES OUTSTANDING
Basic	41,821,935	41,343,649	41,543,067	42,021,892

Diluted	42,264,279	41,554,357	41,826,709	42,285,343

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$142,080	$114,515	$818,503	$616,967
Concrete and Aggregates	34,809	39,511	168,723	181,273

	176,889	154,026	987,226	798,240
Light Materials:
Gypsum Wallboard	141,991	127,691	539,009	508,145
Gypsum Paperboard	24,422	23,478	96,407	97,648

	166,413	151,169	635,416	605,793

Total Revenue	$343,302	$305,195	$1,622,642	$1,404,033

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$14,170	$14,407	$196,516	$138,745
Cement (Joint Venture)	8,985	10,096	37,441	42,585
Concrete and Aggregates	3,306	2,535	19,054	17,558

	26,461	27,038	253,011	198,888
Light Materials:
Gypsum Wallboard	47,613	39,742	167,336	154,614
Gypsum Paperboard	4,741	5,919	25,449	34,979

	52,354	45,661	192,785	189,593
Other Operations	—	(254)	—	(3,230)

Sub-total	78,815	72,445	445,796	385,251
Corporate General and Administrative Expense	(9,286)	(16,904)	(49,511)	(65,410)
Gain on Sale of Businesses	—	—	51,973	—
Impairment Losses	—	—	—	(25,131)
Other Non-Operating Income	18,376	(2,039)	20,274	(594)

Earnings from Continuing Operations before Interest and Income Taxes	$87,905	$53,502	$468,532	$294,116

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2021	2020	Change	2021	2020	Change
Cement (M Tons):
Wholly Owned	1,147	929	+23%	6,576	4,975	+32%
Joint Venture	212	235	-10%	890	956	-7%

	1,359	1,164	+17%	7,466	5,931	+26%
Concrete (M Cubic Yards)	268	293	-9%	1,300	1,388	-6%
Aggregates (M Tons)	423	705	-40%	1,956	3,313	-41%
Gypsum Wallboard (MMSFs)	706	684	+3%	2,857	2,694	+6%
Paperboard (M Tons):
Internal	34	30	+13%	135	129	+5%
External	48	49	-2%	190	197	-4%

	82	79	+4%	325	326	0%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2021	2020	Change	2021	2020	Change
Cement (Ton)	$112.77	$111.09	+2%	$111.19	$109.96	+1%
Concrete (Cubic Yard)	$115.30	$113.46	+2%	$115.59	$109.28	+6%
Aggregates (Ton)	$9.39	$9.50	-1%	$9.51	$9.39	+1%
Gypsum Wallboard (MSF)	$161.07	$146.62	+10%	$149.62	$148.03	+1%
Paperboard (Ton)	$481.40	$457.13	+5%	$486.15	$476.20	+2%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
Intersegment Revenue:
Cement	$3,323	$4,369	$20,862	$21,499
Concrete and Aggregates	—	368	106	1,502
Paperboard	16,668	14,125	67,100	62,315

	$19,991	$18,862	$88,068	$85,316

Cement Revenue:
Wholly Owned	$142,080	$114,515	$818,503	$616,967
Joint Venture	25,588	27,761	105,191	113,536

	$167,668	$142,276	$923,694	$730,503

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2021	2020
ASSETS
Current Assets –
Cash and Cash Equivalents	$263,520	$118,648
Restricted Cash	5,000	—
Accounts and Notes Receivable, net	147,133	145,808
Inventories	235,749	272,121
Federal Income Tax Receivable	2,838	128,413
Prepaid and Other Assets	7,449	6,135
Current Assets of Discontinued Operations	—	7,092

Total Current Assets	661,689	678,217

Property, Plant and Equipment, net	1,659,100	1,756,417
Investments in Joint Venture	75,399	73,958
Operating Lease Right of Use Asset	25,811	29,483
Notes Receivable	8,419	9,139
Goodwill and Intangibles	392,315	396,463
Assets from Discontinued Operations	—	6,739
Other Assets	15,948	10,604

	$2,838,681	$2,961,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable and Accrued Liabilities	$163,011	$154,625
Operating Lease Liabilities	6,343	6,585
Current Liabilities of Discontinued Operations	—	8,487

Total Current Liabilities	169,354	169,697

Long-term Liabilities	75,735	74,071
Bank Credit Facility	—	560,000
Bank Term Loan	662,186	660,761
4.500% Senior Unsecured Notes due 2026	346,430	346,554
Deferred Income Taxes	225,986	166,667
Liabilities from Discontinued Operations	—	15,427
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 42,370,878 and 41,649,041 Shares, respectively.	424	416
Capital in Excess of Par Value	62,497	10,943
Accumulated Other Comprehensive Losses	(3,440)	(3,581)
Retained Earnings	1,299,509	960,065

Total Stockholders’ Equity	1,358,990	967,843

	$2,838,681	$2,961,020

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarters and fiscal years ended March 31, 2021 and 2020:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
Cement	$19,686	$16,806	$77,524	$59,081
Concrete and Aggregates	2,697	3,092	10,807	11,142
Gypsum Wallboard	5,445	5,171	21,646	20,320
Paperboard	3,708	2,335	13,913	8,945
Corporate and Other	1,272	919	4,976	2,720

	$32,808	$28,323	$128,866	$102,208

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that excludes the impact from non-routine items, such as impairment losses, business development costs and gains on sale of businesses (Non-routine Items) and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2021 and 2020:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
Net Earnings, as reported	$66,011	$72,429	$339,444	$70,894
(Earnings) Loss from Discontinued Operations	—	(3,109)	(5,278)	160,297
Income Tax Expense (Benefit)	13,431	(25,713)	89,946	24,504
Interest Expense	8,463	9,895	44,420	38,421
Depreciation, Depletion and Amortization	32,808	28,323	128,866	102,208

EBITDA from Continuing Operations	$120,713	$81,825	$597,398	$396,324
Impairment Losses [1]	—	—	—	25,131
Gain on Sale of Businesses	—	—	(51,973)	—
Business Development Costs [2]	—	6,537	6,575	18,489
Kosmos outage and purchase accounting [3]	—	6,756	3,700	6,756
Stock-based Compensation	3,236	3,416	15,293	19,823
Plant Expansion Costs [4]	—	3,000	—	4,500

Adjusted EBITDA from Continuing Operations	$123,949	$101,534	$570,993	$471,023

[1]	Represents asset impairment losses related to retained Frac Sand assets recorded in fiscal 2020, primarily property
[2]	Represents non-routine expenses associated with acquisitions and separation costs
[3]

Represents the expenses of the annual maintenance outage at the Kosmos Cement Business which occurred shortly after the acquisition on March 6, 2020, and the impact of purchase accounting on inventory costs

[4]	Represents the impact of an outage at the Republic Paperboard paper mill associated with the mill expansion